EXHIBIT 10.14

MICROSEMI CORPORATION

DIRECTORS’ COMPENSATION POLICY

Approved October 2, 2010

Effective Date of Policy: October 4, 2010

Directors of Microsemi Corporation, a Delaware corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“non-employee directors”) are entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. This policy is effective with the first quarter of fiscal 2011 and supersedes all prior policies concerning compensation of the Company’s non-employee directors as to their service from and after that time. The Board has the right to amend this policy from time to time.

Cash Compensation
Annual Retainer	$40,000
Additional Chair Retainer	$20,000
Additional Committee Chair Retainers
Audit Committee Chair	$12,000
Compensation Committee Chair	$10,000
Governance and Nominating Committee Chair	$7,000
Meeting Fee—Board Meeting (per meeting)	$1,800
Meeting Fee—Committee Meeting (per meeting)	$1,200

Equity Compensation
Annual Equity Award	$120,000
Additional Annual Equity for Chair	$100,000
New Director Award	$120,000

Cash Compensation

Each non-employee director will be entitled to a cash retainer while serving on the Board in the amount set forth above (the “Annual Retainer”). A non-employee director who serves as the Chair of the Board will be entitled to an additional cash retainer while serving in that position in the amount set forth above (the “Additional Chair Retainer”). A non-employee director who serves as the Chair of the Audit Committee, the Compensation Committee or the Governance and Nominating Committee of the Board will be entitled to an additional cash retainer while serving in that position in the applicable amount set forth above (an “Additional Committee Chair Retainer”). A non-employee director who attends a Board meeting, or a meeting of the Audit Committee, the Compensation Committee or the Governance and Nominating Committee of the Board, whether in person or telephonic and regardless of length, will be entitled to a fee for attendance at the meeting in the applicable amount set forth above (a “Meeting Fee”); provided that the meeting fee for a particular meeting will be reduced by 40% from the applicable amount set forth above if the meeting is a telephonic meeting or, as to any other meeting, the non-employee director’s attendance at the meeting is other than in person.

The amounts of the Annual Retainer, Additional Chair Retainer, and Additional Committee Chair Retainers reflected above are expressed as annualized amounts. These retainers will be paid on a quarterly basis, at the end of each quarter in arrears, and will be pro-rated if a non-employee director serves (or serves in the corresponding position, as the case may be) for only a portion of the quarter (with the proration based on the number of calendar days in the quarter that the director served as a non-employee director or held the particular position, as the case may be). Meeting fees for attendance at one or more meetings that occur in a particular quarter will be paid at the end of that quarter.

Equity Awards

Annual Equity Awards for Continuing Board Members

On each date set forth below, each non-employee director continuing in office after that date will automatically be granted an award of Company common stock determined by dividing the Annual Equity Award grant value set forth above by the Average Closing Price as of that date (rounded down to the nearest whole share). For purposes of this policy, “Average Closing Price” as of a particular date means the average of the last/closing market prices (in regular trading on the principal exchange or market on which the Company’s common stock is then listed or admitted to trade) for a share of the Company’s common stock over the period of twenty consecutive trading days ending with the date in question (or on the immediately preceding trading day if that day is not a trading day). In determining the Average Closing Price, the last/closing prices of a share of Company common stock taken into account will be equitably adjusted to account for (and mitigate the effect of) any split or reverse split of the Company’s common stock, or any dividend of Company common stock, that occur during the relevant twenty trading day period, and may (if and to the extent provided by the Board before the date of grant of the particular award) be adjusted to account for any other recapitalization, reorganization or other material transaction of or with the Company.

Such annual equity award grants will be made on the first trading day in the Company’s 2011 fiscal year. No such awards will be granted in connection with either the start of the Company’s 2012 fiscal year or the Company’s annual meeting of stockholders that occurs in 2011. Beginning with 2012, the annual equity award grants will be made on the date of each annual meeting of the Company’s stockholders; provided that if more than one such meeting occurs during a particular calendar year, the grants will be made only in connection with the first such meeting to occur in that year. With the transition in 2012 from annual equity award grants being made at the start of each fiscal year to the grants being made in connection with annual meetings of the Company’s stockholders, an additional award of Company common stock will be granted on the date of the first annual meeting of the Company’s stockholders that occurs in 2012 to each non-employee director continuing in office after that date, with the additional grant for a director to be determined by multiplying (1) the number of shares determined by dividing the Annual Equity Award grant value by the Average Closing Price as of that date, by (2) a fraction, the numerator of which is the number of calendar days that elapsed in the period beginning with the first day of the Company’s 2012 fiscal year and ending with the day immediately preceding such annual meeting of stockholders and the denominator of which is 365 (such that the director will receive the regular grant on that date plus the additional pro-rated grant to account for the fact that a grant was not made in connection with the start of fiscal 2012), with the result to be rounded down to the nearest whole share.

In addition to the annual equity award grants described above, on the date of each annual meeting of the Company’s stockholders that occurs after October 1, 2010, a non-employee director who is continuing in office as the Chair of the Board after that date will also automatically be granted an award of Company common stock determined by dividing the Additional Annual Equity for Chair value set forth above by the Average Closing Price as of that date (rounded down to the nearest whole share); provided that if more than one such meeting occurs during a particular calendar year, this grant will be made only in connection with the first such meeting to occur in that year.

Initial Equity Awards

For each new non-employee director appointed or elected after October 1, 2010, on the date that the new non-employee director first becomes a member of the Board, the new non-employee director will automatically be granted an award of Company common stock determined by dividing (1) the sum of the New Director Award grant value set forth above plus a pro-rata portion of the Annual Equity Award value by (2) the Average Closing Price as of that date (rounded down to the nearest whole share). The pro-rata portion of the Annual Equity Award value for purposes of the applicable initial equity award will equal the Annual Equity Award value multiplied by a fraction (not greater than one), the numerator of which is 365 minus the number of calendar days that as of the particular grant date had elapsed since the start of the Company’s fiscal year (or, as to a grant to be made on or after the start of the Company’s 2012 fiscal year but before the Company’s annual meeting of stockholders in 2012, the number of calendar days that as of the particular grant date had elapsed since the Company’s last annual meeting of stockholders or, as to a grant to be made after the Company’s annual meeting of stockholders in 2012, the number of calendar days that as of the particular grant date had elapsed since the Company’s last annual meeting of stockholders at which annual equity awards were granted by the Company to non-employee directors), and the denominator of which is 365.

For a non-employee director who first becomes Chair of the Board after October 1, 2010 and other than on the date of an annual meeting of the Company’s stockholders at which the Company grants annual equity awards to its non-employee directors, on the date the non-employee director first becomes Chair of the Board, the non-employee director will automatically be granted an award of Company common stock determined by dividing (1) a pro-rata portion of the Additional Annual Equity for Chair value set forth above by (2) the Average Closing Price as of that date (rounded down to the nearest whole share). The pro-rata portion of the Additional Annual Equity for Chair value for purposes of this initial equity award will equal the Additional Annual Equity for Chair value multiplied by a fraction (not greater than one), the numerator of which is 365 minus the number of calendar days that as of the particular grant date had elapsed since the Company’s last annual meeting of stockholders at which annual equity awards were granted by the Company to non-employee directors, and the denominator of which is 365.

An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will not be eligible for an initial equity award grant, but will be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors.

Provisions Applicable to All Non-Employee Director Equity Awards

Each award will be made under and subject to the terms and conditions of the Company’s 2008 Performance Incentive Plan or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant. Each award will be fully vested at grant.

Expense Reimbursement

All non-employee directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company will make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses.

3